Exhibit 99.1
Gerber Scientific, Inc. Reports Fiscal 2011 Fourth Quarter and Full Year Results

TOLLAND, CT – June 21, 2011 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and earnings results for its fiscal fourth quarter and year ended April 30, 2011.

Summary of Results from Continuing Operations for FY 2011 Fourth Quarter versus FY 2010 Fourth Quarter

▪	Reported revenue increased 16.4% to $126.7 million from $108.8 million. The effects of favorable currency exchange increased revenue by approximately $5.4 million, or 5.0%;

▪
Gross profit was adversely affected by $2.9 million in wind down charges related to the discontinuance of the Company’s inkjet printer line. Excluding these charges, gross profit was $41.3 million, or 32.3% of sales versus $31.8 million, or 29.2% of sales. Reported gross profit and margin was $38.4 million, or 30.3% of sales. Gross profit and margin in the current quarter benefitted from improved sales volume, cost savings actions and $1.7 million of favorable currency exchange, which was moderated by the wind down costs;

▪
Selling, general and administrative (SG&A) expenses were $32.3 million, or 25.5% of sales, compared with $26.3 million, or 24.2% of sales. The increase in SG&A was due to the restoration of $0.8 million in temporary wage reductions that were in place a year ago, incentive compensation of $1.6 million, an increase of $1.3 million in commissions due to volume and channel mix and $1.0 million in currency exchange rate fluctuations;

▪
Operating income excluding wind down costs and goodwill impairment associated with the Company’s inkjet printer line and restructuring and other expenses was $4.7 million, or 3.7% of sales, compared to $1.5 million or 1.4% of sales.  The reported operating loss was $9.8 million, or $10.5 million on a currency adjusted basis;

▪
Loss from continuing operations was $9.3 million, or $0.37 per diluted share, compared to a loss of $0.4 million, or $0.02 per diluted share last year in the fourth quarter. Net loss for the current quarter was $10.8 million, or $0.43 per diluted share, compared with a net loss of $1.6 million, or $0.06 per diluted share last year;

▪	Net cash flows from operations, less capital expenditures, was $1.1 million compared with $4.4 million in the prior year, due principally to a decrease in inventory turns;

▪	Total outstanding debt was reduced by $23.9 million in fiscal 2011 to $21.1 million.

“I am pleased with both our financial results and our strategic progress in the fourth quarter, as well as for fiscal 2011,” said Marc Giles, Gerber Scientific President and Chief Executive Officer. “Our Company’s strong year-over-year performance continued during the fourth quarter with impressive gains in sales, gross margin and operating earnings, excluding one-time charges. On the revenue front, we posted the highest year-over-year quarterly growth, up 16%, and sequential quarterly growth, up 13%, in more than two years. Demand was broad-based with gains across every revenue category and across all our business lines, with the exception of our digital inkjet printer line. On the strategic front, we continued to narrow our focus on our key business lines with the announced wind down of our inkjet printer line.”

Outlook and Guidance
“With the strong performance posted this past quarter and a stable order backlog at year end we are raising our forecast for fiscal 2012 revenue growth from a range of 3% to 5% to a range of 5% to 7% and we are reaffirming our forecast for operating margins, excluding restructuring and other charges, to range between 5% and 7%,” said Mr. Giles.  This forecast is in line with our stated objective of achieving and sustaining a 10% operating margin by fiscal 2013.”

Quarterly Conference Call
Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. ET.  Please dial 719.325.2417 and provide the operator with confirmation code 2389891 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel and industrial industries.  Headquartered in Tolland, Connecticut, the Company operates through three primary businesses:  Gerber Scientific Products, Spandex and Gerber Technology.

Forward-looking Statements
Any statements in this news release not relating to historical matters are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this news release involve risks and uncertainties regarding the Company's expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which outlines certain important risks regarding the Company's forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands, except per share data	2011	2010	2011	2010
Revenue:
Product sales	$111,715	$94,640	$404,152	$353,986
Service sales	14,984	14,184	58,369	58,281
	126,699	108,824	462,521	412,267

Cost of Sales:
Cost of products sold	78,257	67,948	281,664	256,950
Cost of services sold	10,071	9,077	38,094	35,016
	88,328	77,025	319,758	291,966

Gross profit	38,371	31,799	142,763	120,301

Selling, general and administrative expenses	32,275	26,283	116,680	100,146
Research and development	4,352	4,021	16,005	14,930
Goodwill impairment	5,928	---	5,928	---
Restructuring and other expenses	5,630	1,213	8,607	3,227
Operating (loss) income	(9,814)	282	(4,457)	1,998

Other income (expense), net	123	589	(155)	(719)
Interest expense	(524)	(601)	(1,798)	(2,857)
(Loss) income from continuing operations before income taxes	(10,215)	270	(6,410)	(1,578)
Income tax (benefit) expense	(947)	667	257	(656)
Loss from continuing operations, net of taxes	(9,268)	(397)	(6,667)	(922)
Loss from discontinued operations, net of taxes	(1,493)	(1,225)	(16,949)	(536)
Net loss	$(10,761)	$(1,622)	$(23,616)	$(1,458)

Basic loss per common share:
Continuing operations	$(0.37)	$(0.02)	$(0.27)	$(0.04)
Discontinued operations	(0.06)	(0.05)	(0.67)	(0.02)
Basic loss per common share1	$(0.43)	$(0.06)	$(0.94)	$(0.06)
Diluted loss per common share:
Continuing operations	$(0.37)	$(0.02)	$(0.27)	$(0.04)
Discontinued operations	(0.06)	(0.05)	(0.67)	(0.02)
Diluted loss per common share1	$(0.43)	$(0.06)	$(0.94)	$(0.06)

Weighted average shares outstanding:
Basic	25,133	25,137	25,132	24,961
Diluted	25,133	25,137	25,132	24,961
1 Basic and diluted loss per share is based on actual calculated values and totals may not sum due to rounding.

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2011	2010	2011	2010
Sign Making and Specialty Graphics:
Gerber Scientific Products	$8,656	$8,875	$37,922	$36,032
Spandex	63,772	54,390	228,063	211,981
Sign Making and Specialty Graphics	72,428	63,265	265,985	248,013
Apparel and Industrial	54,271	45,559	196,546	165,226
Intersegment revenue elimination	---	---	(10)	(972)
Consolidated revenue	$126,699	$108,824	$462,521	$412,267

Sign Making and Specialty Graphics:
Gerber Scientific Products	$(10,400)	$(1,496)	$(13,520)	$(5,486)
Spandex	5,870	3,231	18,998	12,461
Sign Making and Specialty Graphics	(4,530)	1,735	5,478	6,975
Apparel and Industrial	2,964	4,808	17,936	18,289
Unallocated	(642)	(1,161)	(2,577)	(3,142)
Segment operating (loss) income	(2,208)	5,382	20,837	22,122
Corporate operating expenses	(2,346)	(2,405)	(8,873)	(9,315)
Corporate unallocated company-wide expenses	(5,260)	(2,695)	(16,421)	(10,809)
Consolidated operating (loss) income	$(9,814)	$282	$(4,457)	$1,998

Unallocated segment expenses included overhead costs remaining after the sale of Gerber Coburn.  Corporate unallocated company-wide expenses included insurance costs, pension, stock-based compensation, bonus costs and other expenses.

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY PRODUCT TYPE (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2011	2010	2011	2010
Equipment and software revenue	$37,958	$28,741	$135,105	$104,011
Aftermarket supplies revenue	73,757	65,899	269,047	249,975
Service revenue	14,984	14,184	58,369	58,281
Consolidated revenue	$126,699	$108,824	$462,521	$412,267

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – KEY OPERATING RATIOS (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
	2011	2010	2011	2010
Gross margin	30.3%	29.2%	30.9%	29.2%
Operating margin	(7.7)%	0.3%	(1.0)%	0.5%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	April 30, 2011	April 30, 2010

Cash and cash equivalents	$10,916	$11,305
Working capital	$68,041	$76,549
Total debt	$21,110	$45,000
Net debt (total debt less cash and cash equivalents)	$10,194	$33,695
Shareholders' equity	$148,221	$158,206
Total capital (net debt plus shareholders' equity)	$158,415	$191,901
Current ratio	1.69	1.85
Net debt-to-total capital ratio	6.4%	17.6%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2011	2010	2011	2010

Net cash provided by operating activities	$2,901	$5,618	$14,696	$25,096
Net cash (used for) provided by investing activities	$(2,099)	$(764)	$13,648	$4,535
Net cash (used for) provided by financing activities	$(568)	$(716)	$(26,876)	$(28,972)
Depreciation and amortization	$1,835	$2,202	$7,673	$9,452
Capital expenditures	$1,762	$1,258	$5,384	$4,489

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY GEOGRAPHIC LOCATION (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Year Ended April 30,
In thousands	2011	2010	2011	2010
North America	$33,252	$32,423	$124,161	$109,048
Europe	65,698	52,622	227,822	210,743
Rest of world	27,749	23,779	110,538	92,476
Consolidated revenue	$126,699	$108,824	$462,521	$412,267